EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-59497, 333-08139, and 333-164054 on Forms S-8 of our report dated  March 16, 2010, relating to the effectiveness of Nature’s Sunshine Products, Inc. and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Nature’s Sunshine Products, Inc. and subsidiaries for the year ended December 31, 2009.

/s/  Deloitte & Touche LLP

Salt Lake City, Utah

November 9, 2010